UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2012

Cadence Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33103	41-2142317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12481 High Bluff Drive, Suite 200

San Diego, California 92130

(Address of principal executive offices, including zip code)

(858) 436-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 22, 2012, Cadence Pharmaceuticals, Inc. (“Cadence”) and SCR Pharmatop (collectively, “Plaintiffs”) received a “Markman” claim construction ruling by Judge Leonard P. Stark of the United States District Court for the District of Delaware in Plaintiffs’ ongoing patent infringement case against Paddock Laboratories, Inc., Perrigo Company, Paddock Laboratories, LLC, Exela Pharma Sciences, LLC, Exela Pharmsci, Inc., and Exela Holdings, Inc. (collectively, “Defendants”).

In a Markman ruling, the court determines the meaning of disputed patent terms at issue in patent litigation. After comprehensive briefing and oral argument, Judge Stark issued an order adopting Cadence’s proposed patent term constructions for a significant majority of the disputed terms. Judge Stark’s ruling is available on the District Court’s website at http://www.ded.uscourts.gov/judges-info/opinions.

In August 2011, Plaintiffs sued Defendants for infringement of U.S. Patent Nos. 6,028,222 and 6,992,218, which are listed in the Orange Book for Ofirmev® (acetaminophen) injection. The lawsuit was filed in response to abbreviated new drug applications and paragraph IV certifications Defendants filed with the U.S. Food and Drug Administration seeking approval to market generic versions of Ofirmev. A trial date for the litigation has been set for May 20, 2013.

Although the Plaintiffs intend to vigorously defend and enforce their patent rights, Cadence is not able to predict the timing or outcome of this action. Any adverse outcome in the litigation described above would adversely impact Cadence and its revenues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADENCE PHARMACEUTICALS, INC.

By:	/s/ William R. LaRue
William R. LaRue
Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary

Date: August 22, 2012